Exhibit 8.1

August 1, 2018

First Midwest Bancorp, Inc.
8750 West Bryn Mawr Avenue, Suite 1300
Chicago, Illinois  60631

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of June 6, 2018 (the “Merger Agreement”) between First Midwest Bancorp, Inc., a Delaware corporation (“First Midwest”), and Northern States Financial Corporation, a Delaware corporation (“Northern States”), Northern States is to merge with and into First Midwest with First Midwest surviving (the “Merger”).  We have acted as special counsel to First Midwest in connection with the Merger.  Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Merger Agreement.

For the purpose of rendering our opinion, we have examined and are relying (without any independent investigation or review thereof), with your permission, upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.                        The Merger Agreement;

2.                        The Registration Statement on Form S-4 of First Midwest, as amended, filed with the Securities and Exchange Commission with respect to the First Midwest common stock to be issued to the common stockholders of Northern States in connection with the Merger (the “Registration Statement”);

3.                        The proxy statement/prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”);

4.                        The representations made to us by First Midwest in its letter to us dated August 1, 2018;

5.                        The representations made to us by Northern States in its letter to us dated August 1, 2018; and

6.                        Such instruments and documents related to the formation, organization and operation of First Midwest and Northern States and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that original Documents (including signatures) are authentic, (iii) that Documents submitted to us as copies conform to the original Documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all Documents where due execution and delivery are prerequisites to the effectiveness of those Documents, (v) that the statements and representations contained in the Documents are accurate, (vi) that covenants and warranties set forth in the Documents will be complied with, (vii) that such Documents are in full force and effect, and (viii) that the Merger will be effective under applicable state law.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that:

1.              For United States federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

2.              No gain or loss will be recognized by Northern States as a result of the Merger,

3.              No gain or loss will be recognized by Northern States as a result of the distribution of common stock of First Midwest to common stockholders of Northern States;

4.              Gain (but not loss) may be recognized by U.S. common stockholders of Northern States who receive First Midwest common stock and cash in exchange for common stock of Northern States pursuant to the merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the First Midwest common stock and cash received by a U.S. common stockholder of Northern States exceeds such U.S. holder’s basis in its Northern States common stock and (ii) the amount of cash received by such U.S. holder of Northern States common stock (except with respect to any cash received instead of fractional share interests in First Midwest common stock);

5.              The basis of First Midwest common stock received by Northern States stockholders in connection with the Merger will, in the aggregate, be the same as the basis, in the aggregate, of Northern States stock surrendered by such Northern States stockholder in the Merger (after taking into account cash received in lieu of fractional shares by such stockholder), adjusted by any gain recognized by the stockholder in the Merger;

6.              The holding period of First Midwest common stock received by a Northern States   stockholder will be determined by including such stockholder’s holding period for Northern States common stock exchanged therefor, provided that such stock was held by such stockholder as a capital asset on the date of exchange;

7.              First Midwest will not recognize gain or loss as a result of the Merger of Northern States with and into First Midwest;

8.              The basis of the assets of Northern States transferred to First Midwest in the Merger will be the same in the hands of First Midwest as the basis of such assets in the hands of Northern States immediately prior to the transfer, adjusted by any gain recognized by Northern States stockholders in the Merger;

9.              The holding periods of the assets of Northern States transferred to First Midwest in the Merger in the hands of First Midwest will include the periods during which such assets were held by Northern States; and

10.       First Midwest will succeed to and take into account the items of Northern States   described in Code Section 381(c), including net operating losses and earnings and profits, subject to certain conditions and limitations.

The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality or foreign country.  No opinion may be implied or inferred beyond the opinion expressly stated above.

This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinion expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

Our opinion expressed herein is based upon the Code, U.S. Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service and other applicable authorities, administrative pronouncements and judicial authority, all as in effect as of the date hereof.  It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts.  Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court.  Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect.  No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.  If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.

This opinion is provided to you at your request in connection with the consummation of the transactions contemplated by the Merger Agreement and may be relied upon by First Midwest, First Midwest shareholders and Northern States shareholders in connection therewith.  Without our express written consent, this opinion may not otherwise be relied upon or used for any other purpose or furnished to any other person.  This opinion is not to be referred to or quoted in any document, report or financial statement, or filed with, or delivered to, any governmental agency or other person or entity, except such disclosure as may be required by law, without our prior written consent in each instance.

We consent to (i) being named in the Registration Statement, (ii) the Prospectus and (iii) the reproduction of this opinion as an exhibit to the Registration Statement and/or the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ CHAPMAN AND CUTLER LLP
CHAPMAN AND CUTLER LLP